Exhibit (a)(5)(F)

Innoviva Announces Expiration of Cash Tender Offer for Shares of Entasis Therapeutics Holdings Inc.

BURLINGAME, Calif.–(BUSINESS WIRE)–July 8, 2022–Innoviva, Inc. (Nasdaq: INVA) (“Innoviva”) today announced that its tender offer to purchase any and all issued and outstanding shares of common stock of Entasis Therapeutics Holdings Inc. (Nasdaq: ETTX) (“Entasis”) at a price of $2.20 per share, net to the seller in cash, without interest and less required withholding taxes, expired at 5:00 p.m. New York City time on Thursday, July 7, 2022.

The depositary for the tender offer has advised that, as of the expiration of the tender offer, a total of 11,671,662 shares of Entasis’ common stock were validly tendered and not withdrawn in the tender offer. Such shares of Entasis’ common stock, upon excluding those tendered by Manoussos Perros (the “Entasis CEO”)), represent approximately 60.45% of the shares not beneficially owned by Innoviva and its subsidiaries or the Entasis CEO, which satisfied the minimum condition for the tender offer. Innoviva’s wholly owned subsidiary will accept for payment all shares that were validly tendered and not withdrawn prior to expiration of the tender offer, and payment for such shares will be made promptly, in accordance with the terms of the tender offer.

Innoviva expects the merger to close on July 11, 2022, with Entasis becoming a wholly owned subsidiary of Innoviva. As a consequence of the merger, each outstanding share of Entasis’ common stock not tendered and purchased in the offer (other than those as to which holders properly exercise dissenters’ rights and those owned at the commencement of the tender offer by Innoviva or its affiliates) will be converted into the right to receive the same $2.20 per share, net to the holder in cash, without interest and less any required withholding taxes, that was offered in the tender offer. Following completion of the merger, Entasis’ common stock will cease to be traded on the Nasdaq Global Market.

About Innoviva

Innoviva is a diversified holding company with a portfolio of royalties and other healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”), including RELVAR(R)/BREO(R) ELLIPTA(R) (fluticasone furoate/ vilanterol, “FF/VI”), ANORO(R) ELLIPTA(R) (umeclidinium bromide/ vilanterol, “UMEC/VI”) and TRELEGY(R) ELLIPTA(R) (the combination FF/UMEC/VI). Under the Long-Acting Beta2 Agonist (“LABA”) Collaboration Agreement, Innoviva is entitled to receive royalties from GSK on sales of RELVAR(R)/BREO(R) ELLIPTA(R) and ANORO(R) ELLIPTA(R). Innoviva is also entitled to 15% of royalty payments made by GSK under its agreements originally entered into with us, and since assigned to Theravance Respiratory Company, LLC (“TRC”), relating to TRELEGY(R) ELLIPTA(R) and any other product or combination of products that may be discovered and developed in the future under the LABA Collaboration Agreement and the Strategic Alliance Agreement with GSK (referred to herein as the “GSK Agreements”), which have been assigned to TRC other than RELVAR(R)/BREO(R) ELLIPTA(R) and ANORO(R) ELLIPTA(R).

ANORO(R), RELVAR(R), BREO(R), TRELEGY(R) and ELLIPTA(R) are trademarks of the GlaxoSmithKline group of companies.

Forward-Looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR(R)/BREO(R) ELLIPTA(R), ANORO(R) ELLIPTA(R) and TRELEGY(R) ELLIPTA(R) in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives beyond the existing respiratory portfolio); the timing, manner, and amount of potential capital returns to shareholders; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the impact of the novel coronavirus (“COVID-19”). Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2021 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Trademark reference: Innoviva and the Innoviva logo are registered trademarks or trademarks of Innoviva, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Investors & Media
Argot Partners
(212) 600-1902
innoviva@argotpartners.com